Exhibit 3.3

IONIC DIGITAL INC.

CERTIFICATE OF DESIGNATION OF

SERIES Z PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The following recital and resolution were duly adopted by the board of directors (the “Board of Directors”) of Ionic Digital Inc., a Delaware corporation (the “Corporation”), pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) on June 17, 2026, which resolution provides for the creation of a series of the Preferred Stock (as defined below), which is designated as “Series Z Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 15,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized and established by the Board of Directors and is hereby designated as “Series Z Preferred Stock”, (ii) the Board of Directors hereby authorizes 40,000 shares of Series Z Preferred Stock for issuance and (iii) the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as set forth in this certificate of designation (this “Certificate of Designation”).

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series Z Preferred Stock (the “Series Z Preferred Stock”), and the number of shares so designated shall be 40,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series Z Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series Z Preferred Stock. Series Z Preferred Stock may be issued in fractions of a share that entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights and to have the benefit of all other rights of a holder of Series Z Preferred Stock.

2. Dividends and Other Distributions. The holder of the shares of Series Z Preferred Stock, as such, shall not be entitled to receive dividends or other distributions of any kind.

3. Voting Rights. Except as otherwise mandated by applicable law, the holder of the shares of Series Z Preferred Stock shall have only the following voting rights:

3.1 Subject to the provision for adjustment hereinafter set forth, each share of Series Z Preferred Stock shall have 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation (i) declares any dividend on Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), payable in shares of Class A Common Stock, (ii) subdivides the outstanding Class A Common Stock or (iii) combines the outstanding Class A Common Stock into a smaller number of shares, then in each such case the number of votes per share to which the holder of the shares of Series Z Preferred Stock was entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

3.2 Except as otherwise provided herein or by law, the holder of the outstanding shares of Series Z Preferred Stock shall vote together with the holders of the outstanding shares of the Corporation’s Class A Common Stock, as a single class, with respect to any matter submitted to the holders of the Class A Common Stock.

4. Rank: Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, pursuant to which the assets of the Corporation or consideration received by the Corporation are to be distributed to the stockholders of the Corporation, the holder of Series Z Preferred Stock shall be entitled to receive, before any payment is made on the Class A Common Stock by reason of their ownership thereof, an amount in cash equal to $0.00001 per share of Series Z Preferred Stock. After the payment in full of the preferential amounts provided for in this Section 4, the holder of Series Z Preferred Stock shall not have any right or claim to any of the remaining assets of the Corporation.

5. Transfer. The shares of Series Z Preferred Stock may not be Transferred (as defined herein) at any time without the prior written consent of the Corporation, which consent must be approved in advance by a duly adopted resolution of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any shares of Series Z Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6. Redemption.

6.1 The outstanding shares of Series Z Preferred Stock shall be redeemed in whole, but not in part, out of funds lawfully available therefor, upon the earlier of (i) a resolution duly adopted by the Board of Directors providing for redemption, such redemption to be automatically effective at the date and time specified in such resolution, or (ii) 11:59 p.m., Wilmington, Delaware time on the business day immediately following the conclusion of the 2026 annual meeting of stockholders of the Corporation, such redemption to be automatically effective at such date and time (any such redemption pursuant to this Section 6.1, the “Redemption”). As used herein, the effective time of the Redemption shall be the “Redemption Time”.

6.2 The consideration payable for each outstanding share of Series Z Preferred Stock redeemed in the Redemption shall be an amount per share equal to $0.00001 in cash (the “Redemption Price”), payable at the Redemption Time.

6.3 The shares of Series Z Preferred Stock redeemed by the Corporation in accordance with this Certificate of Designation shall be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, effective immediately after the Redemption Time.

7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, Ionic Digital Inc. has caused this Certificate of Designation of Series Z Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 22nd day of June, 2026.

IONIC DIGITAL INC.

By:	/s/ Andrew Stewart
Name:	Andrew Stewart
Title:	Chief Executive Officer